Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of the 27th day of September, 2004, by and between Ralph Passino, ("Employee") and Universal Food & Beverage Company, a Delaware corporation ("Company").

                                    RECITALS

         A. The Company wishes to employ Employee, and Employee wishes to be employed by the Company, as its Vice President, Chief Financial Officer and Treasurer. Employee acknowledges that the Company and its subsidiaries and affiliates ("Universal Companies") are and will be engaged in the business of producing and selling bottled water, enhanced beverages and related food products.

         B. In order to induce Employee to enter into this Agreement, and to incentivize and reward his effort, loyalty and commitment to the Company, Employee acknowledges that Employee has received certain shares of common stock of the Company.

         C. Employee acknowledges that as a member of the Company's senior management team, he is one of the persons charged with responsibility for the implementation of the Company's business plans, and that he is one of only a few employees who will have regular access to various confidential and/or proprietary information relating to the Company. Further, Employee acknowledges that his covenants to the Company hereinafter set forth, specifically including but not limited to Employee's covenant not to engage in competition with the Company, are being made in partial consideration of the Company's willingness to employ Employee. As a condition of that employment, the Company requires that this Employment Agreement be entered into pursuant to which Employee furnishes the Company with, among other things, certain covenants of Employee, including his covenant not to compete with the businesses of the Company for a reasonable period of time.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                             EMPLOYMENT RELATIONSHIP

         1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee to serve as the Company's Vice President, Chief Financial Officer and Treasurer, and Employee hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

         1.2 Duties. The Employee shall be the principal accounting and financial officer of the Company. In connection with Employee's performance of his duties, he shall report to the Chairman of the Board and Chief Executive Officer or his designee.

         1.3 Officer Position. Concurrent with Employee's employment with the Company, it is anticipated that Employee will be elected as an officer of the Company. Employee shall resign his position as an officer of the Company should Employee's employment with the Company terminate for any reason, with Employee's resignation being effective no later than the effective date of the effective date of Employee's termination of employment.

         1.4 Exclusive Employment. While he is employed by the Company hereunder, Employee covenants to the Company that he will devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Employee from spending such time as may be reasonably necessary to attend to his personal affairs and investments so long as such activities do not conflict or interfere with Employee's obligations and/or timely performance of his duties to the Company.

         1.5 Employee Representations and Warranties as to Employability. Employee hereby represents and warrants to the Company that:

                  (a) The execution, delivery and performance by Employee of this Agreement and any other agreements contemplated hereby to which Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound;

                  (b) Employee is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Employee has disclosed the material terms thereof to the Company's Board of Directors ("Board") prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Board);

                  (c) Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms; and

                  (d) Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.


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

                                   ARTICLE II
                              PERIOD OF EMPLOYMENT

         2.1 Employment Period. Employee's employment hereunder shall commence on the date hereof and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of
Article V hereof (the "Employment Period").

         2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date hereof and ending on December 31, 2009 (the "Initial Term"). The Employment Period shall be automatically extended for successive five (5) calendar year periods of the Company following the expiration of the Initial Term (each period being hereinafter referred to as an "Extension Term") upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or his intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than thirty (30) days prior to the expiration of the Initial Term or any Extension Term, as the case may be.

                                   ARTICLE III
                                  COMPENSATION

         3.1 Annual Base Compensation. During the Employment Period the Company shall pay to Employee an annual base salary (the "Annual Base Compensation") in the amount of One Hundred Seventy Five Thousand and 00/100 dollars ($175,000.00). The Annual Base Compensation shall be paid in regular installments in accordance with the Company's general payroll practices, and shall be subject to all required federal, state and local withholding taxes. Employee's Annual Base Compensation shall be reviewed annually by the Board, and may, in the discretion of the Board, be increased between three and five percent (3-5%) from the prior year's Annual Base Compensation. Notwithstanding the forgoing, Employee's Annual Base Compensation shall be reduced by fifty percent (50%) until the Company achieves Four Million dollars ($4,000,000.00) in annualized revenue ("Target Revenue") as determined by the Company's Chief Financial Officer, subject to Board approval. Employee shall not be entitled to a retroactive increase in his Annual Base Compensation as of the commencement of the Initial Term or Extension Term, but shall be entitled to a retroactive increase in his Annual Base Compensation as of the date on which the Company's annualized revenue equals or exceeds the Target Revenue.

         3.2 Potential Annual Target Bonuses. In respect of each calendar year falling within the Employment Period, Employee shall be eligible to earn an annual bonus, depending upon the results of operation of the Company and the personal performance of Employee, of up to sixty percent (60%) of Employee's Annual Base Compensation for that calendar year (the "Potential Annual Target Bonus") in accordance with the terms of a bonus plan which shall be adopted and maintained in effect by the Board for that calendar year. The amount of the Potential Annual Target Bonus, if any, which is earned by Employee (the "Bonusable Amount") shall be paid by the Company to Employee no later than seventy-five (75) days following the close of the Company's calendar year, provided that unless expressly provided otherwise herein, it shall be a condition precedent to Employee's right to receive any Bonusable Amount that Employee be employed by the Company on the last day of that calendar year, regardless of any subsequent termination of employment.


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

         3.3 Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of his duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.

         3.4 Vacation. In respect of each calendar year falling within the Employment Period, Employee shall be entitled to such vacation time as the Company customarily provides to its employees holding positions with the Company comparable to Employee's position, provided that unused vacation may be used by Employee in the following calendar year only in accordance with and as permitted by the Company's then current vacation policies in effect from time to time.

         3.5 Health Insurance. The Company shall provide, at no cost to Employee, group health insurance benefits for Employee and his dependents. The Company shall retain sole discretion to select the health insurance plan which shall be provided to Employee, provided that the same plan shall be provided to all senior executive employees of the Company.

         3.6 Other Fringe Benefits. During the Employment Period, Employee shall be entitled to receive such of the Company's other fringe benefits as are being provided to other employees of the Company holding similar level positions, including without limitation, life insurance.

                                   ARTICLE IV
                              COVENANTS OF EMPLOYEE

         4.1 Covenants Regarding Developments. Employee agrees as follows with regard to any developments that relate to the Universal Companies' business or Confidential and Proprietary Information (defined below), or that Employee conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked ("Developments"):

                  (a) Employee shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Employee with respect thereto.

                  (b) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Employee has any rights thereto, Employee hereby assigns all such rights, title, and interest to the Company.

                  (c) Upon request by the Company, Employee, at any time, whether during or after his employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other


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

         documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.

         4.2 Ownership and Covenant to Return Documents, etc. Employee agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Employee by the Company or are prepared, compiled or otherwise acquired by Employee during the Employment Period, shall be the sole and exclusive property of the Company. Employee shall not, except for the use of the Company use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company's request.

         4.3 Non-Disclosure Covenant. Employee recognizes that by virtue of his employment with the Company, he will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information which is not known to its competitors or within the industry generally, which was developed by the Universal Companies over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information ("Confidential and Proprietary Information") includes, but is not limited to, the Universal Companies' trade secrets; information relating to the Universal Companies' production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service, product and material costs; pricing structures and bonus and incentive plans; vendors and sources of supply; financial position and business plans; computer programs and databases (including, without limitation, prospecting and layout databases); research projects; new product and service developments; and any other information of the Universal Companies or any of their vendors or customers which the Universal Companies inform Employee, or which Employee should know by virtue of his position or the circumstances in which he learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Employee's obligations under a statutory or common law obligation), (ii) obtained by Employee from a third party subsequent to the termination of Employee's employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a


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

statutory or common law obligation), or (iii) independently developed by Employee subsequent to the termination of his employment with the Company if Employee is able to demonstrate that he used no Confidential and Proprietary Information in developing that information. Employee agrees that during the Employment Period and at all times thereafter (a) he will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for his own purposes or the purposes of another, except as required in the course of his employment for the benefit of the Company or as required by law, and (b) he will take all reasonable measures, in accordance with the Universal Companies' policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.

         4.4 Anti-Pirating Covenant. Employee covenants to the Company that while Employee is employed by the Company hereunder and for the two (2) year period thereafter (the "Restricted Period"), he will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Universal Companies (who is employed by the Universal Companies at the end of the Employee's employment with the Company) to leave the employ or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Universal Companies with any person who is then an employee of the Universal Companies.

         4.5 Covenant of Nonsolicitation of Customers. Employee acknowledges the Universal Companies' legitimate interest in protecting their customers for a reasonable period of time following the termination of his employment. Accordingly, Employee agrees that during the Restricted Period he will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Universal Companies customer, where such business, products or services would be competitive with the Universal Companies' business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Universal Companies with any customer or vendor of the Universal Companies or induce any such customer or vendor to cease doing business with the Universal Companies. For purposes of this paragraph, the term "customer" means (i) a customer of the Universal Companies to which Employee sold or provided the Universal Companies' products or services at any time during the two (2) year period immediately preceding the termination of his employment, (ii) any entity for which Employee orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Universal Companies at any time during the two (2) year period immediately preceding the termination of his employment, or (iii) any entity as to which Employee acquired Confidential and Proprietary Information at any time during his employment with the Company.

         4.6 Covenant Not To Compete. Employee expressly acknowledges that (i) the Universal Companies are and will be engaged in the business of producing and selling bottled water, enhanced beverages and related food products; (ii) Employee is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Universal Companies; (iii) Employee's performance of his services for the Company hereunder will afford him full and complete access to and cause him to become highly knowledgeable about the Universal Companies' Confidential and Proprietary Information; (iv) the agreements and covenants contained in this Section 4.6 are essential to protect the business and goodwill of the Universal Companies, because, if Employee enters into any activities competitive with the businesses of the Universal


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

Companies, he will cause substantial harm to the Universal Companies; (v) he will be exposed to the Universal Companies' largest customers, which Employee acknowledges he would not have been exposed to but for his employment with the Company; (vi) the business territory of the Universal Companies constitutes the geographic markets of the Universal Companies at the time of termination of employment ("Business Territory"); and (vii) his covenants to the Company set forth in this Section 4.6 are being made in consideration of the Company's willingness to employ him. Accordingly, Employee hereby agrees that during the Restricted Period, he shall not directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any business actively being engaged in by the Universal Companies or actively (and demonstrably) being considered by the Universal Companies for entry into on the date of the termination of Employee's employment with the Universal Companies, within the Business Territory. Employee acknowledges that the Restricted Business are in direct competition with one or more lines of business actively being engaged in by the Company within the Company's geographical markets for those lines of business. The preceding to the contrary notwithstanding, Employee shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.

         4.7 Remedies For Breach. Employee recognizes that the rights and privileges granted to him by this Agreement, and his corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee might be entitled from the Company. Accordingly, Employee understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Employee also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.

                                    ARTICLE V
                                   TERMINATION

         5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as "Triggering Events"):
(a) Employee's death; (b) Employee's Total Disability; (c) Employee's Resignation; (d) Employee's Resignation with Good Grounds; (e) a Termination by the Company for Cause; or (f) a Termination by the Company Without Cause.

         5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:

                  (a) Resignation and Termination by the Company for Cause. If the Triggering Event was Employee's Resignation or a Termination by the Company for Cause, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date


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

         thereof in accordance with the policy of the Company, and to continue to participate in the Company's employee welfare plans and programs (including, without limitations, health insurance plans) through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

                  (b) Death or Total Disability. If the Triggering Event was Employee's death or Total Disability, Employee (or Employee's designated beneficiary) shall be entitled to receive Employee's Annual Base Compensation and accrued but unpaid vacation through the date thereof plus a pro rata portion of Employee's Potential Annual Target Bonus for the calendar year in which such death or Total Disability occurred (based on the number of days Employee was employed during the applicable calendar year), in accordance with the policy of the Company, and to continue to participate in the Company's employee welfare plans and programs (including, without limitations, health insurance plans) through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

                  (c) Termination by Company Without Cause or Resignation by Employee With Good Grounds. If the Triggering Event was a Termination by the Company Without Cause or a Resignation by Employee With Good Grounds, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the discretion of the Board, a pro rata portion of Employee's Potential Annual Target Bonus for the calendar year in which such Triggering Event occurred (based on the number of days Employee was employed during the applicable calendar year), payable in accordance with the Company's normal payroll practices. In addition, Employee shall also (x) be paid an amount equal to one (1) year ("Severance Period") of his then current Annual Base Compensation payable in equal installments in accordance with the Company's regular payroll schedule, and (y) continue to participate in the Company's health, insurance and disability plans and programs during the Severance Period (collectively, the "Severance Benefits"); provided that Employee shall be entitled to receive such Severance Benefits during the Severance Period if and only if Employee has executed and delivered to the Company the Confidential Separation Agreement and General Release substantially in form and substance as set forth in Schedule A to this Agreement and only so long as Employee has not breached any of his covenants to the Company set forth in Article IV of this Agreement.

                  (d) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Employee's rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Employee owes the Company or its Affiliate against any amounts it owes Employee under this Agreement.

         5.3 Survival of Certain Obligations. The provisions of Articles IV, and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.


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

         5.4 Definitions. For purposes of Article V, the following definitions apply:

                  (a) "Resignation with Good Grounds" means a voluntary termination of Employee's employment hereunder on account of, and within sixty (60) days after, the occurrence of one or more of the following events:

                           (i) The assignment to Employee of any duties
                  inconsistent in any material respect with Employee's position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 1.2 hereof which results in a diminution of Employee's position, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Employee; or

                           (ii) The failure of the Company to comply with any of
                  the provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Employee.

                  (b) "Termination by the Company for Cause" means termination by the Company of Employee's employment for:

                           (i) Misappropriation of any significant monies or
                  significant assets or properties of the Company;

                           (ii) Conviction of a felony or a crime involving
                  moral turpitude;

                           (iii) Substantial and repeated failure to comply with
                  directions of the Chairman of the Board and Chief Executive Officer of the Company or the Board;

                           (iv) Gross negligence or willful misconduct;

                           (v) Chronic alcoholism or drug addiction together
                  with Employee's refusal to cooperate with or participate in counseling and/or treatment of same; or

                           (vi) Any willful action or inaction of Employee
                  which, in the reasonable opinion of the Board, constitutes dereliction (willful neglect or willful abandonment of assigned duties), or a material breach of Company policy or rules which, if susceptible to cure, is not cured by Employee within five (5) days following Employee's receipt of written notice from the Company advising Employee with reasonable specificity as to the action or inaction viewed by the Board to be dereliction or a material breach of Company policy or rules.

                  (c) "Termination by the Company Without Cause" means a termination of Employee's employment by the Company which is not a Termination by the Company for Cause, provided that the termination of


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

         the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of
         Section 2.2 hereof shall constitute a Termination by the Company Without Cause.

                  (d) "Total Disability" means Employee's inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Board in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty
         (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty
         (180) day or three hundred sixty (360) day period, as applicable.

                                   ARTICLE VI
                                     GENERAL

         6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Employee may become a resident of a different state.

         6.2 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee and his executors, administrators, personal representatives and heirs.

         6.3 Assignment. Employee expressly agrees for himself and on behalf of his executors, administrators and heirs, that this Agreement and his obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee, his executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company to any successor in interest without the consent of Employee.

         6.4 Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Employee by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Employee and the Company.

         6.5 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

         6.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any


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

provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

         6.7 Venue, Jurisdiction, Etc. Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Circuit Court of the 18th Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Employee hereby submits to the jurisdiction of each such court. Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Employee is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Employee at his address listed in the business records of the Company. Employee and the Company do each hereby waive any right to trial by jury, he or it may have concerning any matter relating to this Agreement.

         6.8 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

         6.9 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

         6.10 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below:

                  Notices to Employee:

                  Ralph Passino


                  Notices to Company:

                  Universal Food & Beverage Company
                  C/O Chairman & CEO
                  3830 Commerce Drive
                  St. Charles, IL  60174


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

                  With Copies to:

                  Carl A. Neumann, Esq.
                  Holland & Knight LLP
                  One Mid America Plaza
                  Suite 1000
                  Oakbrook Terrace, Illinois 60181

         6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

                                 ACKNOWLEDGEMENT

         Employee and the Company, by its designated representative, hereby acknowledge that they have read and understand the provisions of this Agreement; that, on the date first written above, they have executed this Agreement voluntarily and with full knowledge of its significance; that they intend to be fully bound by the same; and that each has been provided a copy of this Agreement.


COMPANY:                                         EMPLOYEE:

UNIVERSAL FOOD & BEVERAGE COMPANY


By: /s/ Duane Martin                             /s/ Ralph Passino
    ---------------------------                  ---------------------------
    Chairman of the Board and                    Ralph Passino
    Chief Executive Officer



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                                   SCHEDULE A
                             To Employment Agreement
                            Between Ralph Passino and
                        Universal Food & Beverage Company

              CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

         This Confidential Separation Agreement and General Release ("Agreement") is entered into by and between Ralph Passino, an individual ("Employee"), and Universal Food & Beverage Company, a Delaware corporation ("Company"):

         1. Termination of Employment. Employee acknowledges that his employment with the Company terminated effective _____________ __, 200_.

         2. Compensation owed. Employee acknowledges receipt of all compensation (including, but not limited to, any and all overtime, commission, bonus payments and all other benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to _______________ __, 200_. Employee and the Company acknowledge that Employee will receive a lump-sum payment equal to any final compensation (including his accrued but unused vacation time of _____________ (__) days) accrued but not yet paid to Employee on the Company's next regular payday.

         3. Separation Benefit: Subject to the provisions of this Agreement, the Company will pay Employee the separation benefits set forth in Article V,
Section 5.2(c) of Employee's Employment Agreement with the Company, less required withholding, within twenty-one (21) days after his signing of this Agreement. The Separation Benefit does not constitute nor is it intended to be any form of compensation to Employee for any services to the Company.

         4. Consideration. Employee acknowledges that he would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of his signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Employee, and that it constitutes good and valuable consideration for the various commitments undertaken by Employee in this Agreement.

         5. Parties Released. For purposes of this Agreement, the term "Releasees" means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys and insurers.

         6. General Release. Employee, for and on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as "Claims"), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Employee holds as of the date Employee signs this Agreement, or at any time previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

                  a. Arising out of or in any way related to Employee's employment with the Company, or the termination of his employment;

                  b. Arising out of or in any way related to any contract or agreement between Employee and the Company;

                  c. Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Employee is legally entitled thereunder); the Illinois Constitution; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance; or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits; or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract; handbook; manual; policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; assault; battery; fraud; negligence; or wrongful discharge; and

                  d. Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement.

         7. Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Employee is legally entitled under ERISA), which Employee holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

         8. Employee Waiver of Rights. As part of the foregoing General Release, Employee is waiving all of his rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys' fees, and reinstatement to employment), from Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Employee in connection with any Claim released in this Agreement.

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         9. Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Employee agrees that he will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Employee from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

         10. Remedies for Breach. If the Employee, or anyone on his behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act), or if the Employee breaches any of the terms of this Agreement, then Employee shall be liable for the payment of all damages, costs and expenses (including attorneys' fees) incurred by Releasees, or any of them, in connection with such suit, action or breach.

         11. No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any kind to Employee, and particularly any liability arising out of or in any way related to his employment with the Company or the termination of his employment.

         12. Covenants of Nondisclosure and Confidentiality and Not to Access the Company's Computer Network.

                  (a) Employee hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations to which Employee is subject under any contract or agreement between Employee and the Company as well as the Illinois Trade Secrets Act.

                  (b) Employee shall keep confidential the circumstances surrounding the termination of his employment with the Company, as well as the existence of this Agreement and its terms, and agrees that neither he, nor his attorneys, nor any of his agents, shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Illinois Human Rights Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company's President, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Employee from disclosing the terms of this Agreement to his attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.

                  (c) Employee agrees that he will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company's computer network, including without limitation, the Company's e-mail system, the Company's electronic document storage and retrieval system, and the Company's computer network servers and related equipment.

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         13. Warranty of Return of Company Property. Employee warrants and acknowledges that he has turned over to the Company all equipment or other property issued to his by the Company, along with all documents, notes, computer files, and other materials which he had in his possession or subject to his control, relating to the Company and/or any of its customers. Employee further warrants and acknowledges that he has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

         14. Warranty and Covenant of Nondisparagement. Employee (i) warrants that during the time period between when he was notified of the termination of his employment with the Company and his signing of this Agreement he has not made any disparaging remarks about Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services to any existing customer or client of the Company, any prospective customer or client of the Company or to any other member of the general public ("Disparaging Remarks")and (ii) agrees that he shall not make any Disparaging Remarks following his signing of this Agreement.

         15. Consideration Period. Employee acknowledges that he has been advised of his right to consult with an attorney or other representative of his choice prior to signing this Agreement and understands that he has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run from ____________ __, 200_, which Employee acknowledges is the date on which he received a copy of this Agreement (if not earlier).

         16. Revocation Period. Employee understands that he has the right to revoke this Agreement at any time within seven (7) days after he signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.

         17. Resignation of Officer Position. Employee shall resign from his position as an officer of the Company effective no later than the effective date of Employee's termination of employment with the Company.

         18. Warranty of Understanding and Voluntary Nature of Agreement. Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement; and that he has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

         19. Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

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         20. Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Employee and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.

         21. No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Employee and the Company's President.

         22. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.

         23. Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

COMPANY:                                         EMPLOYEE:

UNIVERSAL FOOD & BEVERAGE COMPANY


By:
    ---------------------------                  ---------------------------
    Chairman of the Board                        Ralph Passino



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